Exhibit 10.5

2014 AMENDED AND RESTATED TOLLING AGREEMENT

This 2013 Amended and Restated Tolling Agreement (“Agreement”), effective as of October 28, 2014, is made by and between Martin Operating Partnership L.P., a Delaware limited partnership (“Owner”), and Cross Oil Refining & Marketing, Inc., a Delaware corporation (“Customer”), sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Owner and Customer are parties to that certain Tolling Agreement dated November 25, 2009 (the “Original Agreement”), whereby Owner provides Customer with refining and storage of various quantities of crude oil supplied by Customer into various grades and quantities of naphthenic lubricants designated by Customer from time to time (all such services referred to herein as the “Refining Services”) at Owner’s naphthenic lubricant refinery located in Ouachita County and Union County, Arkansas (“Refinery”); and

WHEREAS, the Parties wish to enter into this Agreement for the purposes of amending the Original Agreement with respect to the foregoing matters.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Parties agree to the following terms and conditions relating to Owner’s provision of refining and storage services in favor or Customer at the Refinery.

Section 1.    Definitions.    In this Agreement, unless the context requires otherwise, the following terms will have the meanings indicated below:

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be controlled by any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing members, or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Quarterly Tolling Fee” means, for the applicable quarter an amount equal to the sum of (a) the Minimum Quarterly Tolling Fee, (b) the Monthly Reservation Fees paid with respect to such quarter (c) the Gas Surcharge (if any) and (d) the Excess Quarterly Tolling Fee (if any).

“Change of Control” has the meaning set forth in that certain Third Amended and Restated Credit Agreement dated as of June 27, 2014, among Owner, as borrower, Martin Midstream Partners L.P. ("MMLP"), as a guarantor, Royal Bank of Canada, as administrative agent, and the financial institutions party thereto, as lenders, as amended.

“Contribution Agreement” means that certain Amended and Restated Contribution Agreement dated November 4, 2009, among MRMC, Customer, owner and MMLP.

“Customer” has the meaning specified in the preamble paragraph to this Agreement.

“Effective Date” means November 25, 2009.

“Excess Tolling Fee” has the meaning set forth in Exhibit A.

“Excess Tolling Volume” means the number of barrels of Stock per fiscal quarter in excess of the product of (a) 6,500 multiplied by (b) the number of days in such fiscal quarter.

“Excess Quarterly Tolling Fee” means the following amounts determined for the applicable fiscal quarter in the aggregate if there is Excess Tolling Volume: an amount equal to the product of (a) the Excess Tolling Volume, multiplied by the Excess Tolling Fee.

“Force Majeure" means (i) acts of nature, landslides, severe lightning, earthquakes, fires, tornadoes, hurricanes, storms, and warnings for any of the foregoing which require the shut-down of wells, plants, pipelines, gathering systems, loading facilities or the Refinery or other related facilities, floods or other water conditions, washouts, severe lightning, freezing of machinery, equipment, wells or lines of pipe, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, and other adverse weather conditions, (ii) explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, the making of repairs or alterations to lines of pipe or plants, inability to secure labor or materials to do so, partial or entire failure of wells or gas supply, electric power shortages, accidents of navigation or breakdown or injury of vessels, or (iii) any other causes, whether of the kind enumerated above or otherwise, which were not reasonably foreseeable, and which are not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.

“Gas Surcharge” has the meaning set forth in Section 3.4.

“Minimum Daily Tolling Volume” means 6,500 barrels of Stock per day.

“Minimum Quarterly Tolling Fee” means an amount equal to the product of (a) the Minimum Daily Tolling Volume, multiplied by (b) the Tolling Fee, multiplied by (c) the number of days in the applicable fiscal quarter.

“Monthly Reservation Fee” has the meaning set forth in Exhibit A.

“Person” means any natural person, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, governmental authority, company or other entity

“Product” means naphthenic lubricants, distillates, asphalt flux and other intermediate cuts.

“Owner” has the meaning specified in the preamble paragraph to this Agreement.

“Refinery” has the meaning specified in the recitals to this Agreement.

“Refining Services” has the meaning specified in the recitals to this Agreement.

“Stock” means crude oil.

“Term” means twenty-two (22) years commencing on the Effective Date.

“Tolling Fee” has the meaning set forth in Exhibit A.

Section 2.    Refining Services, Statements, Documents and Records.

2.1    During the term of this Agreement, Owner agrees to provide all necessary Refining Services, including services relating to the receipt, storage and refining, in connection with the refinement of Customer’s inventories of Stock supplied by Customer to Owner from time to time into various grades and quantities of Product designated by Customer from time to time. Owner agrees that the facilities at the Refinery, together with the right to use the Retained Refinery Related Assets (as defined in The Contribution Agreement), are reasonably suited to perform such tasks. Those activities will be performed by Owner in a manner consistent with good operational procedures and safeguards and in compliance with applicable laws, rules, regulations and ordinances.

2.2    All inventories of Stock delivered by Customer to Owner hereunder shall be FOB to Owner at its designated internal point of delivery at the Refinery. All inventories of Product delivered by Owner to Customer hereunder shall be FOB to Customer at Owner’s designated internal point of delivery at the Refinery. Customer agrees to bear all freight and transportation charges relating to all inbound quantities of Stock and all outbound quantities of Product hereunder.

2.3    Owner will transmit to Customer a statement of receipts and deliveries of Stock to and Product from the Refinery on a daily basis no later than 10:00 a.m. local time at the Refinery for the immediately preceding business day; provided, however, that if a holiday precedes a business day, the statement with respect to the preceding business day shall not be due until 3:00 p.m. local time on the business day following such holiday. This statement will be transmitted to Customer by facsimile.

2.4    Owner will provide to Customer copies of individual tank gauging documents, tank truck loading rack bills of lading and scale tickets for receipts or deliveries as requested by Customer to verify the amount of Stock delivered to and Product received from the Refinery.

2.5    Each Party will maintain a true and correct set of records pertaining to its performance of this Agreement and all transactions related to such performance and will retain copies of all such records for a period of not less than one year following termination or cancellation of this Agreement. Upon reasonable prior notice, a Party or its authorized representative may, during the Term of this Agreement and for the aforesaid one-year period, audit such records of the other Party during normal business hours at the other Party’s place of business to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Each Party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry. Any statement shall be deemed accurate and final as to both Parties unless questioned within one year after payment thereof has been made.

Section 3.    Fees, Charges, Invoices and Taxes.

3.1    Concurrent with the execution of this Agreement, Customer shall pay to Owner the Monthly Reservation Fee, pro rated for the number of days remaining in the month on which this Agreement is executed. Thereafter, at least 10 days prior to first day of each calendar month, Customer shall pay Owner the Monthly Reservation Fee for such month. Within 30 days following the end of each fiscal quarter during the Term of this Agreement, Owner will submit to Customer statements recording the volume of Customer’s Stock received into and Product delivered from the Refinery during such fiscal quarter and shall submit an invoice to Customer in respect of Refining Services provided by Owner during such quarter reflecting an amount equal to the Aggregate Quarterly Tolling Fee for such Quarter, minus the Monthly Reservation Fees already paid with respect to such quarter (the “Quarterly Payment”). The Minimum Quarterly Tolling Fee for a particular fiscal quarter shall not be subject to any downward adjustment due to the failure of Customer to throughput at the Refinery the aggregate Minimum Daily Tolling Volume for the entirety of such quarter; provided, however, unless such failure is (a) a reasonable result of Customer’s breach of any aspect of the Contribution Agreement, or (b) due to Customer’s failure to provide sufficient Stock, or (c) the result of a

Force Majeure event, the effects of which are covered in Section 9 hereof, then the Minimum Quarterly Tolling Fee and the Monthly Reservation Fee for a particular quarter will be subject to a proportional downward adjustment to the extent that, due to Owner’s operational difficulties and/or downtime at, or the closing of any portion of, the Refinery, Owner is not able to refine for the entirety of such quarter a volume equal to the product of the aggregate Minimum Daily Tolling Volume multiplied by the number of days in such quarter. If the Monthly Reservation Fees paid with respect to such quarter have been subject the proportional downward adjustment, such proportionate reduction, to the extent already paid by Customer to Owner with respect to such quarter, shall be refunded to Customer within 30 days following the end of the applicable quarter.

The Tolling Fee and the Monthly Reservation Fee are subject to any applicable adjustment set forth in Section 3.3 below and adjustment set forth in Section 3.6 below.

3.2    All fees and charges reflected in Owner’s invoices are due and payable within ten days of the date of Owner’s invoice.

3.3    The Tolling Fee, Excess Tolling Fee and Monthly Reservation Fee, as specified in Exhibit “A” attached hereto and incorporated by reference, payable under this Agreement will each be increased annually on January 1st by an amount equal to the applicable fee in effect on the prior January 1st times the greater of (i) a 3% increase over the previous year or (ii) the annual percentage change (increase or decrease) in the Consumer Price Index For Urban Wage Earners and Clerical Workers (1967=100) specified for “All Items United States” compiled by the Bureau of Labor Statistics of the United States Department of Labor (“CPI”), by comparing the CPI for the months of October immediately prior to the commencement of the year for which the fee escalation is being calculated with the CPI for the same month in the preceding 12-month period. For example, if the year for which the adjusted fees are being calculated commences on January 1, 2015, the base months for determining the adjustment would be October 2014 and October 2013. In this example, assuming any CPI adjustment would be greater than 3%, the fees and charges would be adjusted, effective January 1, 2015, based upon the percentage increase in the CPI between that published for October 2013 and that published for October 2014. If the United States Government materially changes the manner of computing the CPI or ceases to publish the CPI at any time during the Term of this Agreement, the Parties will negotiate in good faith to agree upon a substitute index or methods of computing the index for purposes of escalating the fees and charges under this Agreement.

3.4    Owner may add a reasonable surcharge to reflect increased natural gas costs utilized in the refining of the Products (the “Gas Surcharge”), which shall be calculated for each fiscal quarter in accordance with the following formula:
(a)    The excess of (i) the average of the NYMEX Henry Hub daily closing prices of natural gas during the fiscal quarter (expressed in dollars per MMBTU), over (ii) $4.00 MMBTU; multiplied by
(b)    the total number of barrels of Stock refined during such fiscal quarter; multiplied by
(c)    0.57.
Direct natural gas costs will be based upon usage as determined by metering equipment that serves the Refinery.

3.5    During the term of this Agreement and in consideration of Owner’s agreement to provide Refining Services to Customer hereunder, in addition to the other amounts owed to the Owner hereunder,

Customer shall be responsible for all taxes, including ad valorem taxes, assessed against the Stock and the Products, including any sales and use tax.

3.6    On each of the third (3rd), sixth (6th), and ninth (9th) anniversaries of the Effective Date of this Agreement, a party may request a renegotiation of the Monthly Reservation Fee, if such party reasonably believes that the adjustments in Section 3.3 do not accurately reflect actual increases or decreases in operating costs. In such a case, the parties shall negotiate in good faith to reach mutual agreement on a revised Monthly Reservation Fee which the parties believe will more accurately operating costs for subsequent periods. Any such revised Monthly Reservation Fee that is mutually agreed to shall apply in quarterly periods beginning subsequent to the time of such mutual agreement. For the avoidance of doubt, no adjustments shall be made to the Monthly Reservation Fee to account for any differences between actual and projected operating costs previously incurred, i.e. there is no “true up” contemplated by the Parties.

Section 4.    Operations, Receipts and Deliveries.

4.1    Customer’s Stock may be delivered and its Product received by Owner at the Refinery via pipeline, rail or truck or on behalf of Customer free of any charge to Owner.

4.2    Receipts of Product by the Owner will be handled within the normal business hours of the Refinery, as may be established from time to time. Owner will not be responsible for the payment of any demurrage or costs incurred by Customer or its transportation carrier for any delay in receiving Stock or delivering the Product, and all such charges shall be the responsibility of the Customer.

4.3    Owner will notify Customer of changes to the normal business hours of the Refinery, in advance or as soon after implementation as is practicable.

4.4    Owner and Customer shall perform all activities specified herein in accordance with all applicable federal, state and local laws, rules, regulations, ordinances, decrees, orders, permits, licenses or other requirements having the force of law.

4.5    Customer must arrange for and pay all third party costs relating to the transportation, receipt, delivery and packaging of all Stock and Products of Customer which are delivered to and from the Refinery.

4.6    Within 45 days following termination of this Agreement, Customer, at its sole cost and expense, will remove and properly dispose of, or cause to be removed and properly disposed of all Stock, Product, residue, scale, non-merchantable bottoms, and any other accumulation from the Refinery which constitute property of Customer, including the storage tanks and clean the storage tanks’ interior to a condition suitable for the storage of Stock and Product as is typical for the Refinery. If Customer fails to comply with this requirement within the time period referenced, Customer authorizes Owner to either (i) take such action on Customer’s behalf, and Customer will reimburse Owner for all cost and expense reasonably incurred in taking such action, plus a 15% handling fee, and (ii) charge Customer for the cost of storage and handling of said Product at a rate of $0.02 per barrel per day storage in addition to any other fees and rates payable to Owner by Customer under this Agreement, which fees and rates will continue to apply if the Product has not been removed by Customer within the aforesaid 45-day period. Owner's remedies under this Section 4.6 are in addition to any other remedies that Owner may have at law, in equity or otherwise.

4.7    Owner will not be required to make any improvements, alterations or additions to the Refinery in connection with the provision of the Refining Services. If any federal, state or local governmental body requires installation of any improvement, alteration or addition to the Refinery for purposes of compliance with applicable law or regulation that would materially interfere with or change the nature or cost of providing the Refining Services under this Agreement, Owner will notify Customer of (i) the cost of making any such improvement, alteration or addition, and (ii) when such improvement, alteration or addition must be completed. In the event such costs are $100,000 or less, Owner shall proceed to make such required improvements, alterations or additions. In the event such costs exceed $100,000, Owner and Customer agree to renegotiate the terms of this Agreement in good faith to effect a sharing of such costs. In addition, Owner may, in its discretion, make such improvements, alterations or additions to the Refinery as it may from time to time deem necessary, provided that such discretionary alterations due not interfere with the provision of Refining Services hereunder.

Section 5.    Product Quality Standards and Requirements.

5.1    Customer agree that Owner shall not be required to receive Stock into the Refinery that contains adulterants, which are not normally present in the Product, which pose a risk of damage to Owner’s equipment, or which contains any Hazardous Substance (other than petroleum or petroleum by-products).

5.2    Owner may sample any Stock delivered to the Refinery for the purpose of conducting an analysis of such Stock. The cost of such analysis will be borne by Owner. The Owner shall use reasonable efforts to keep the results of such analysis confidential.

Section 6.    Title, Custody and Loss of Product.

Title to Customer’s Stock and Product will remain with Customer at all times, subject to any lien in favor of Owner created pursuant to the terms of this Agreement or under applicable law. Owner will assume custody of the Stock and Product beginning when such Stock or Product passes to the internal point of delivery referred to in the first sentence of Section 2.2 and custody will pass back to Customer at the time such Stock or Product passes to the internal point of delivery referred to in the second sentence of Section 2.2.

Section 7.    Limitation of Liability and Damages.

Notwithstanding any other provision of this Agreement, Owner shall not be responsible for any lost or contaminated Stock or Product, nor liable for any loss, additional cost, lost profit or opportunity, or consequential damage arising therefrom.

Section 8.    Stock and Product Measurement.

8.1    Quantities of Stock received into and Product delivered from the Refinery will be determined for the applicable mode of receipt and delivery by either (i) shore tank or truck tank gauge reading taken before and after each receipt or delivery, (ii) loading rack meter readings, (iii) certified scales, (iv) pipeline meters or (v) other appropriate quantity measuring devices, as determined by Owner. Absent obvious error, the quantities of Stock and Products at the Refinery at any time will be determined from Refinery inventory records of receipts and deliveries. Inventory records of Stock and Product will be verified against the sum of the material at the Refinery as well as line charge. Gauging of Stock received, Product delivered and Stock or Product in storage will be taken jointly by representatives of the Parties; provided, that if Owner does not have representatives present for gauging, Customer’s gauging will be conclusive. Owner may use certified public inspectors at its own expense.

8.2    Refinery and loading facility meters will be calibrated periodically and upon each completion of repair or replacement of a meter, at Owner’s expense. Current calibration charts, licenses and inspection permits will be available at the Refinery for examination during normal business hours. If a meter is determined by either Party to be defective or inoperative, such Party shall immediately notify the other Party, and it will be the responsibility of the Owner to promptly make repairs or replacements.

8.3    Unless indicated otherwise, quantity determinations will be based on barrels of Stock or Product.

Section 9.    Force Majeure; Cessation of Operations.

9.1    If either Party is rendered unable to perform or delayed in performing, wholly or in part, its obligations under this Agreement, other than the obligation to pay the Aggregate Quarterly Tolling Fee when due, which shall be payable irrespective of whether a Force Majeure event exists, as a result of a Force Majeure event, that Party may seek to be excused from such performance by giving the other Party prompt written notice of the Force Majeure event with reasonably full particulars of such event. The obligations of the Party giving notice, so far as they are affected by the Force Majeure event, will be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance and notify the other Party that the Force Majeure event no longer affects its ability to perform under the Agreement.

9.2    The requirement that any Force Majeure event be remedied with all reasonable dispatch will not require the settlement of strikes, lockouts, or other labor difficulty by the Party claiming excuse due to a Force Majeure event contrary to its wishes.

9.3    If either Party is rendered unable to perform by reason of Force Majeure for a period in excess of 120 days, and if the party seeking excused performance has not, within such 120 day period, sought to effect a solution to the inability to perform and thereafter diligently continued with such solution until the event has passed and the ability to act and perform is restored, then the other Party may terminate this Agreement upon written notice to the Party claiming excuse due a Force Majeure event.

9.4    If Owner is excused from providing service pursuant to this Agreement due to an event of Force Majeure that extends beyond a 120 consecutive day period, the fees hereunder that accrue after the expiration of such 120 day period, and the Quarterly Minimum Tolling Fee and the Monthly Reservation Fees with respect to such quarter, if any, that are directly affected by such Force Majeure event will be excused or proportionately reduced to the extent that such event of Force Majeure results in Owner being unable to refine for the entirety of such quarter a volume equal to the product of the aggregate Minimum Daily Tolling Volume multiplied by the number of days in such quarter. With respect to any reduction in the Monthly Reservation Fees, any such amount shall be refunded to Customer upon determination of the adjustments to be made pursuant to this Section 9.4.

9.5    Notwithstanding anything to the contrary contained in this Agreement, in the event that Owner cannot provide the services under this Agreement as a result of any breech of a representation, warranty or indemnity of Customer contained in the Contribution Agreement, there shall be no reduction in fees under this Agreement and Owner shall be entitled to receive the Aggregate Quarterly Tolling Fee with respect to the period for which services cannot be performed.

Section 10.    Inspection of and Access to Refinery.

10.1    Subject to Customer meeting Owner’s safety requirements and its other reasonable rules and regulations concerning activities in and around the site, Customer’s right and that of its authorized representatives to enter the Refinery in order to observe and verify Owner’s performance hereunder will be exercised in a way that will not interfere with or diminish Owner’s control over or its operation of the Refinery and will be subject to reasonable rules and regulations from time to time promulgated by Owner.

10.2    Customer acknowledges that any grant of the right of access to the Refinery under this Agreement or under any document related to this Agreement is a grant of merely a license and conveys no interest in or to the Refinery or any part of it, and may be withdrawn by Owner at its discretion at any time, subject to the terms of this Agreement.

Section 11.    Assignment.

(a)This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns. Neither Party may assign this Agreement, directly or indirectly, without the express prior written consent of the other Party; provided, however, that either Party may assign this Agreement to a wholly-owned entity or to an entity that wholly-owns the assigning Party; and provided further, that Owner shall be permitted to pledge its rights under this Agreement to any current or future lenders of Owner and Martin Midstream Partners L.P. and Customer acknowledges that such lenders have the right to take an assignment of this Agreement if such pledge is foreclosed upon. For purposes of this Section, “assign” will be considered to include any Change of Control of a Party or an assignment by operation of law in connection with a merger, consolidation, reorganization, receivership, bankruptcy or similar event or by asset sale. In the event the non-assigning Party, upon request by the assigning Party, consents to such assignment, the rights of obligations of the assigning Party shall be binding upon the permitted assignees. The consent by a Party to any assignment, subletting, hypothecation, pledge, encumbrance, mortgage of this Agreement will not constitute a waiver of such Party’s right to withhold its consent to any other or further assignment, subletting, hypothecation, pledge, encumbrance, mortgage of the Agreement. The absolute and unconditional prohibitions contained in this Section are material inducements by the Parties to enter into this Agreement and any breach thereof by a Party will constitute a material default by such Party under this Agreement permitting the non-breaching Party to exercise all remedies provided for in this Agreement or by law.

(b)In the event that this Agreement is terminated as a result of Section 12.1(d), upon the written request of Customer, Owner will seek to cause any successor to negotiate a reasonably acceptable agreement with Customer to provide continued Refining Services to Customer. The obligations under this Section 11(b) shall terminate in the event that Customer’s secured credit facility agented by Regions Bank is terminated.

Section 12.    Termination.

12.1    This Agreement may be terminated as follows:

(a)    This Agreement may be terminated at any time by the mutual agreement of the Parties.

(b)    This Agreement may be terminated by a Party as a result of a breach by the other Party as provided in Section 15.

(c)    This Agreement may be terminated by a Party as a result of the other Party (including such Party’s assets) (i) filing for bankruptcy (whether voluntary or involuntary, including any petition under insolvency or similar laws), or being adjudicated insolvent or bankrupt, (ii) seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) making a general assignment for the benefit of its creditors, or consenting or acquiescing in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, or (iv) becoming subject of an involuntary petition for dissolution, reorganization or the appointment of a receiver, trustee, custodian or liquidator or becoming subject to any writ, judgment, warrant of attachment, execution or similar process which is not dismissed within 60 days.

(d)    This Agreement will automatically terminate in the event that the Owner or its permitted assignees hereunder no longer owns the Refinery.

(e)    This Agreement will automatically terminate in the event the Omnibus Agreement among Owner, Martin Midstream GP LLC Customer and MMLP, dated November 1, 2002, is terminated.

(f)    This Agreement is terminated at Owner’s sole and exclusive election in the event that either Customer or Martin Resource Management Corporation materially defaults under the Contribution Agreement and such default is not cured within the applicable cure period of such Contribution Agreement and the cure period provided in Section 15 of this Agreement; provided, however, that any Party that has claimed a dispute pursuant to the applicable provisions of this Contribution Agreement shall not be deemed to be in default until such dispute is resolved against such Party in accordance with the provisions of the Contribution Agreement.

Section 13.    Notice.

Any notice required under this Agreement must be in writing and will be deemed received when actually received and delivered by (i) United States mail, certified or registered, return receipt requested, (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the Party indicated below or to such other address or facsimile number as a Party will provide to the other Party in accordance with this provision:

If to Customer:

Cross Oil Refining & Marketing, Inc.

Attn: Chris Booth
4200 Stone Road
Kilgore, Texas 75662
Telephone: (903) 988-6443
Telecopy: (903) 988-7915

If to Owner:

Martin Operating Partnership L.P.
Attn: Chris Booth
4200 Stone Road
Kilgore, Texas 75662
Telephone: (903) 988-6443
Telecopy: (903) 988-7915

with a copy to:

Mr. Byron Kelley
14 Holley Ridge Drive
Kingwood, Texas 77339-3517
Telephone: (281) 360-7125

Section 14.    Compliance with Law and Safety.

14.1.    Customer warrants that the Stock delivered by it to the Refinery is produced, transported, and handled are in full compliance with all statutes, ordinances, rules, regulations, orders and directives of federal, state, or local authority (“laws”), including those applicable to environmental pollution, and all presidential proclamations that apply to either Party. Customer also warrants that the Product tendered to it by Owner at the Refinery is transported and handled in full compliance with all laws, including those applicable to environmental pollution, and all presidential proclamations that apply to either Party.

14.2.    Customer certifies, on behalf of itself, its employees, agents, and contractors that all vehicles and vessels used in connection with this Agreement will comply with all applicable federal, state, and local laws and that they will comply with Owner’s safety rules. Customer will furnish Owner with information (including Material Safety Data Sheet) concerning the safety and health aspects of each of the Products produced under this Agreement. Customer will communicate such information to all persons who may be exposed to or may handle such Products, including without limitation, Owner’s employees, agents and contractors.

14.3    Unless the Stock provided by Customer contained adulterants or Customer has breached its Pre-Closing Liabilities under the Contribution Agreement, Owner warrants that the Products produced are in full compliance with all statutes, ordinances, rules, regulations, orders and directives of federal, state, or local authority (“Laws”), including those applicable to environmental pollution, and all presidential proclamations that apply to either Party.

Section 15.    Default, Waiver and Remedies

A material breach of any of the terms and conditions of this Agreement by either Party will constitute a default. Upon default, the non-defaulting Party shall, within 30 calendar days of knowledge of such default, notify the defaulting Party of the particulars of such default and the defaulting Party has 30 calendar days thereafter to cure such default. Upon the defaulting Party’s failure to cure the default within the 30-day grace period, any and all obligations, including payments of fees due under this Agreement, will, at the option of the non-defaulting Party, become immediately due and payable and the non-defaulting Party may terminate this Agreement upon written notice to the defaulting Party. The waiver by the non-defaulting Party of any right under this Agreement will not operate to waive any other such right nor operate as waiver of that right at any future date upon another default by either Party under this Agreement and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege. Nothing in this Section is intended in any way to limit or prejudice any other rights or remedies the non-defaulting Party may have under this Agreement or the law. The remedies of Owner provided in this Agreement are not exclusive and, except as otherwise expressly limited by this Agreement, are in addition to all other remedies of Owner at law or in equity. Acceptance by Owner of any payment from Customer for any charge or service after termination of this Agreement shall not be deemed a renewal of this Agreement under any circumstances, nor a waiver of any rights Owner may have under this Agreement or otherwise.

Section 16.    Insurance.

16.1.    Coverage by Owner.

(A) During the term of this Agreement Owner will procure and maintain, at its sole expense, with solvent underwriters, policies of insurance in the minimum amounts outlined below:

(1) Commercial General Liability (Occurrence Form) for bodily injury and property damage, including the following coverage: premises/operations, independent contractors, blanket contractual liability, explosion, broad form property damage, products/completed operations, sudden and accidental pollution liability and, where appropriate, stop-gap coverage with total limits to all insureds for not less than $1 million for each occurrence and $2 million aggregate for each annual period;

(2) Excess Liability of $5 million in excess of the limits for all of the above insurance policy types to include a “drop down” provision in the event the underlying limits are exhausted;

(3) Workers’ Compensation complying with the laws and statutory minimum coverage of the state or states where performance under this Agreement takes place, whether or not such coverage its required by law, including, coverage for voluntary compensation and alternate employer and an “other states coverage” endorsement;

(4) Employer’s Liability with limits of $1 million (combined single limit) for each accident, including occupational disease coverage with a limit of $100,000 for each employee and a $1 million policy limit, including coverage under the Federal Longshoremen and Harbor Workers’ Act, the Jones Act, the Federal Death on the High Seas Act and general maritime remedies of seamen including transportation, wages, maintenance and cure whether the action is in rem or in personam;

(5) Pollution Legal Liability applicable to bodily injury, property damage, including loss of use of damaged property or loss of property that has not been physically injured or destroyed, cleanup costs and defense, including costs and expenses incurred in the investigation, defense or settlement of claims, and all such coverage to apply to sudden and non-sudden pollution conditions resulting from the escape or release of smoke, vapors, fumes, acids, alkalis, toxic chemicals, liquids, or gases, waste materials, or other irritants, contaminants or pollutants, in an amount of $1 million per loss, with an annual aggregate of $2 million;

(6) Business Interruption applicable to the Refinery and its operations of $20,000,000 million; and

(7) Such other insurance, including Business Income and Extra Expense, Off Premise Services and Business Income for Dependent Properties, as reasonably determined to be necessary by Owner and Customer

16.2.    Certificates of Insurance. Prior to Customer commencing any performance under this Agreement and as a condition of exercising any rights under this Agreement, Owner will furnish to Customer, certificates of insurance, evidencing that proper insurance has been secured in accordance with the specific terms of this Agreement. Failure of Customer to require such certificate or to object to any such certificate it receives or to commence performance without first providing a conforming certificate or request copies of any policy will not be a waiver of Owner’s obligation to meet its insurance obligations under this Section, including, without limitation, its obligation to provide conforming certificates.

16.3.    Reports of Accidents. Owner and Customer will immediately provide written notice to each other of all accidents or occurrences resulting in injuries to employees or third parties, or damage to property arising out of or during the course of the performance under this Agreement and, as soon as practical, will furnish each other with a copy of all reports made by any insurance underwriter or reports to others of such accidents or occurrences.

Section 17.    Indemnity.

17.1.    To the extent permitted by law and except as otherwise specifically provided in this Agreement, Customer will defend and indemnify Owner from and against any liability, loss, damage, claim, suit, penalty, fine, judgment, cost or expense (including reasonable attorney fees and other costs of litigation) resulting from, associated with or arising out of (i) Customer’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules, (ii) bodily injury or death of any person, including, without limitation, Customer’s and Owner’s employees, agents and representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving the Stock and the Products and other property of Customer and the Refinery and other property of Owner, to the extent caused by the negligent or willful acts or omissions of Customer, its employees, agents, representatives or contractors, (iv) discharges, spills, or leaks of Stock or Products or any other substances, to the extent caused by the negligent or willful acts or omissions of Customer, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement or in the operation, loading, or unloading of any motor vehicle, or any vessel owned or hired by Customer, its agents or contractors, (v) all product liability or similar claims relating to the Stock and the Products, or (vi) governmental proceedings relating to the operations at the Refinery, except to the extent any such loss, damage, claim, suit, liability, penalty, fine, judgment or expense is (a) finally determined to have resulted from the negligent or willful misconduct of Owner, or (b) covered by the following indemnity.

17.2.    To the extent permitted by law and as otherwise specifically provided in this Agreement, Owner will defend and indemnify Customer from and against any loss, damage, claim, suit, liability, penalty, fine, judgment or expense (including reasonable attorney fees and other costs of litigation) resulting from, associated with or arising out of (i) Owner’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules unless such failure is reasonably resulting from Customer’s failure to comply with its obligations, liabilities or indemnities in the Contribution Agreement, (ii) bodily injury or death of any person, including, without limitation, Customer’s and Owner’s employees, agents or representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving the Stock and the Products and other property of Customer and the Refinery and other property of Owner to the extent caused by the negligent or willful acts or omissions of Owner, its employees, agents, representatives or contractors, (iv) discharges, spills, or leaks of Stock or Products or any other substances, to the extent caused by the negligent or willful acts or omissions of Owner, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement or in the operation, loading, or unloading of any motor vehicle, or any vessel owned or hired by Owner, its agents or contractors, and (v) governmental proceedings relating to the operations at the Refinery, except to the extent any such loss, damage, claim, suit liability, penalty, fine, judgment or expense is (a) finally determined to have resulted from negligent or willful misconduct of Customer, or (b) covered by the preceding indemnity.

17.3    Under the foregoing indemnities, where the personal injury to or death of any person, or loss of or damage to property is the result of the joint or concurrent negligence or willful acts or omissions of Owner and Customer, each Party’s duty of indemnification will be in proportion to its share of such joint or concurrent negligence, or willful misconduct.

17.4    To receive the foregoing indemnities, the Party seeking indemnification must notify the other in writing of a claim or suit promptly and provide reasonable cooperation (at the indemnifying Party’s expense) and full authority to defend or settle the claim or suit. Neither Party shall have any obligation to indemnify the other under any settlement made without its written consent.

17.5    In addition to and separate and apart from other insurance obligations that Customer may assume under the terms of this Agreement, insurance covering this indemnity agreement must be provided by Customer to the extent permitted by law. Further, by requiring insurance in this Agreement, Owner does not represent that the required insurance coverage and minimum limits will necessarily be adequate to protect Owner, and such insurance coverage and limits will not be deemed as a limitation on Customer’s liability under the indemnities granted to Owner in this Agreement.

Section 18.    Construction of Agreement.

18.1    Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not be used in the interpretation of this Agreement.

18.2     Amendment or Waiver. This Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties. In addition, as long as Owner is a party to this Agreement, the Conflicts Committee of MMLP shall be required to approve any amendment to this Agreement in accordance with its required procedures.

18.3     Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation or modification thereof, then such provision shall be deemed to be so limited or modified and shall be enforceable to the maximum extent provided by applicable law.

18.4     Entire Agreement. This Agreement (including the attachments) contains the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and renders void all previous agreements, negotiations and representations between the Parties, whether written or oral. The terms of this Agreement may not be amended, contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance.

Section 19.    Law.

This Agreement will be construed and governed by the laws of the State of Texas without regard to principles of conflict of laws.

Section 20.    Alternative Dispute Resolution.

20.1. Covered Disputes. Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including without limitation the meaning of its provisions, or the proper performance of any of its terms by either Party, its breach, termination or invalidity (“Dispute”) will be resolved in accordance with the procedures specified in this Section, which will be the sole and exclusive procedure for the resolution of any such Dispute, except that a Party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment, that action is necessary to avoid irreparable damage or to preserve the status quo. Despite that action the Parties will continue, subject to Section 20.6, to participate in good faith in the procedures specified in this Section.

20.2 Initiation of Procedures. Either Party wishing to initiate the dispute resolution procedures set forth in this Section with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other Party (“Dispute Notice”). The Dispute Notice will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party, and of any other person who will accompany the executive, in the negotiations under next subsection.

20.3 Negotiation Between Executives. If one Party has given a Dispute Notice under the preceding subsection, the Parties will attempt in good faith to resolve the Dispute within 45 calendar days of the notice by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within 15 calendar days after delivery of the Dispute Notice, the receiving Party will submit to the other a written response. The response will include (i) a statement of that Party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 45 calendar days after delivery of the Dispute Notice, the executives of both Parties will meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the Dispute. The Conflicts Committee of MMLP shall have the right to have a representative present at any such meeting.

20.4 Mediation. If the Dispute has not been resolved by negotiation under the preceding subsection within 45 calendar days of the Dispute Notice, and only in such event, either Party may initiate the mediation procedure of this subsection by giving written notice to the other Party (“Mediation Notice”). The Parties will endeavor to settle the Dispute by mediation within 90 calendar days of the Mediation Notice.

20.5 Arbitration. If the Dispute has not been resolved by mediation under the preceding subparagraph within 90 calendar days of the Mediation Notice, and only in such event, either Party may initiate the arbitration procedure of this subsection by giving written notice to the other Party (“Arbitration Notice”). The Dispute will be finally resolved by binding arbitration in accordance with the then current Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator, chosen by mutual agreement of both Parties. If the Parties cannot select an arbitrator within 30 calendar days of the Arbitration Notice, the AAA will select the arbitrator. The United States Arbitration Act, 9 U.S.C. Sec. 1-16 as amended (“the Act”), will govern the arbitration. Judgment upon the award rendered by the arbitrator may be entered by any court of any state having jurisdiction. The statute of limitations of the State of Texas for the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by this Section. Each Party will assume its own costs of legal representation and expert witnesses and the Parties will share equally the other costs of the arbitration. The arbitrator will award pre-judgment interest in accordance with the law of Texas; however, the arbitrator may not award punitive damages. The arbitration will take place in Houston, Texas

20.6 Tolling and Performance. Except as indicated in the preceding subsection with regard to the commencement of arbitration, all applicable statutes of limitation and defenses based upon the passage of time will be tolled while the procedures specified in this Section are pending. The Parties will take any action required to effectuate that tolling. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances. Furthermore, notwithstanding the pendency of the mediation or arbitration, the Parties shall continue to perform under this Agreement to the extent that such performance does not exacerbate (other than with respect to monetary matters) the specific matter giving rise to the dispute, controversy or claim.

This Agreement has been executed by the authorized representatives of each Party as indicated below effective as of the Effective Date.

CROSS OIL REFINING & MARKETING, INC.

By: /s/ Robert D. Bondurant
Robert D. Bondurant, Executive Vice President

MARTIN OPERATING PARTNERSHIP L.P.
By: Martin Operating GP LLC, Its General Partner
By: Martin Midstream Partners L.P., Its Sole Member
By: Martin Midstream GP LLC, Its General Partner

By: /s/ Ruben S. Martin
Ruben S. Martin, President and Chief Executive Officer